FOR IMMEDIATE RELEASE


      THE TOPPS COMPANY ANNOUNCES RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, August 25, 2006 - The Topps Company, Inc. (Nasdaq: TOPP) today announced that at the Company's Reconvened 2006 Annual Meeting of Stockholders held today, stockholders elected the Company's four nominees - Arthur Shorin, Timothy Brog, Arnaud Ajdler and John Jones - to the Topps Board of Directors. The Board consists of 10 members.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.


Contacts:

The Topps Company, Inc.
Cathy Jessup, CFO
212-376-0466
    or
MBS Value Partners, LLC
Betsy Brod/Lynn Morgen
212-750-5800